EXHIBIT 5

[LAW OFFICES OF IWONA J. ALAMI  LETTERHEAD]

Securities and Exchange Commission
Division of Corporate Finance
Washington, D.C. 20549

         Re: Save the World Air, Inc.

Ladies and Gentlemen:

         This office represents Save the World Air, Inc., a Nevada corporation (the "Registrant") in connection with the Registrant's Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement"), which relates to the resale of up to 20,000 shares of common stock by William D. Lindberg in accordance with a Letter Agreement between the Registrant and Mr. Lindberg (the "Lindberg Shares"), the resale of up to 20,000 shares by Fran Newman in accordance with a Letter Agreement between the Registrant and Fran Newman (the "Newman Shares"), the resale of up to 50,000 shares of common stock by Iwona J.Alami, the Registrant's legal counsel (the "Alami Shares"), the resale of up to 250,000 shares by Lynette Anne Muller in accordance with a Consulting Services Agreement between the Registrant and Lynette Anne Muller (the "Muller Shares"), the resale of up to 10,000 by Michael McInerney in accordance with an Agreement between the Registrant and Michael McInerey (the "McInerney Shares"), the resale of up to 30,000 shares of common stock issuable upon an option by Joseph Dowen in accordance with an Agreement between the Registrant and Joseph Dowen (the "Dowen Shares"), the resale of up to 2,500 shares of common stock by Bo Linton in accordance with a Letter Agreement between the Registrant and Bo Linton (the "Linton Shares"), the resale of up to 2,500 shares of common stock by Susan Soares in accordance with a Letter Agreement between the Registrant and Susan Soares (the "Soares Shares"), the resale of up to 150,000 shares of common stock by Cliff H. Wilson in accordance with a Agreement between the Registrant and Cliff H. Wilson (the "Wilson Shares") and the resale of up to 400,000 shares of common stock issuable upon an exercise of an option by Dr. Harold G. Campbell in accordance with a Consulting Agreement between the Registrant and Dr. Harold G. Campbell (the "Campbell Shares") For purposes hereinafter, the Lindberg Shares, Newman Shares, Alami Shares, Muller Shares, McInerney Shares, Dowen Shares, Linton Shares, Soares Shares, Wilson Shares and Campbell Shares are collectively referred to as the "Registered Securities." In connection with our representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

         For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the applicable agreements and of such other documents, corporate records, certificates of public officials and other instruments relating to the adoption and implementation of the agreements as we deemed necessary or advisable for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of originals of all such latter documents. We have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

         Based on the foregoing examination, we are of the opinion that the Registered Securities are duly authorized and, when issued as set forth in the Registration Statement, will be validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to all references therein to our firm.

         By giving you this opinion and consent, we do not admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term "expert" as used in Section 11 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of said Act.

                             Law Offices of Iwona J. Alami

                                    /s/ Iwona J. Alami